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                                                                      EXHIBIT 99


                               AUTHORIZATION FORM

    I hereby enroll in the Southside Bancshares, Inc. Dividend Reinvestment Plan and, having read the enclosed Prospectus, I further authorize American Securities Transfer and Trust, Inc. as the Transfer Agent to reinvest my cash dividends as designated below. This authorization is valid until I notify the Transfer Agent in writing or sell my stock and only pertains to shares held in the account listed on the reverse side of this Authorization Form.

    Reinvest my Southside Bancshares, Inc. Cash Dividend as follows:

    [ ]  Reinvest the full cash dividend in Southside Bancshares, Inc. stock

    [ ] Reinvest __________% of cash dividend and mail a check for the remaining dividend

(Each participant will be credited with the number of shares, including fractional shares rounded to three decimals, equal to the total amount of his cash dividend to be reinvested and a quarterly statement will be provided.)


Date                   Signature(s)
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